EXHIBIT 99.1

September 17, 2014

To Our Members:

As many of you know, our regulator, the Federal Housing Finance Agency (FHFA), recently proposed a sweeping regulation that would impose-for the first time-continuous requirements that all FHLBank members must meet. It also defines certain terms to exclude some entities from membership and even expels some current members.

This imposition of an ongoing test for membership strikes at the most fundamental value of FHLBank membership: the absolute right of each member to access liquidity so long as you have eligible collateral and without regard to economic cycles and the condition of your businesses. You and your regulators have come to rely on that access to liquidity and tell us that this is the most important aspect of your membership.

This proposed rule signals a fundamental change of critical importance to you. Over the years, Congress has determined the standards under which a financial institution can become a member of an FHLBank. In contrast, this rule proposes to add requirements for a financial institution to remain a member of an FHLBank. This introduces uncertainty as to how you can rely on your FHLBank to be there when you need us because you can’t be certain that you can remain a member. At a minimum, it imposes another set of standards that could require you to modify your business and your balance sheet in order to comply with this regulation.

I am writing to you today because a number of our members are already aware of this rule and how it could degrade the value proposition of membership in the Federal Home Loan Bank of Chicago (FHLBC) and have asked how they can support all of our members by making their voices heard.

We’re preparing draft comment letters and talking points that are specific to the businesses of our members and will provide those to you and your trade associations to help you gauge the potential impact if this proposed rule is finalized in its current form. The FHFA has said it wants comments that specifically address the components of the proposed rule and that articulate the adverse impacts on our members. The FHFA has also emphasized that all comments will be considered in developing the final rule. Your voice is essential to obtain a successful outcome.

You should expect someone from the FHLBC to be in touch shortly to discuss the primary issues that could impact you. We are also working closely on a state and national level with your trade associations and would appreciate your support by expressing your concerns to them and urging them to also comment on the proposed rule. In the meantime, if you have any questions, please contact your Sales Director.

Best regards,

/s/ Matt Feldman

Matt Feldman
President and CEO